EXHIBIT 99


CONTACT: Rodney A. Young, CEO or
         Jane Nichols, Vice President of Marketing and New Business Development

              LECTEC CORPORATION SIGNS AGREEMENT TO SELL ASSETS OF

                CONDUCTIVE BUSINESS IN ORDER TO PROMOTE GROWTH OF

                    OVER-THE-COUNTER TOPICAL PATCH BUSINESSES

NOVEMBER 21, 2000 - - MINNETONKA, MN - LECTEC CORPORATION (NASDAQ NATIONAL
MARKET: LECT) ) today announced the signing of an asset purchase agreement with The Ludlow Company LP, a unit of Tyco Healthcare, pursuant to which Ludlow will purchase LecTec's diagnostic electrode and electrically conductive adhesive hydrogel business assets. Under the agreement LecTec will receive $7,250,000 in cash upon closing of the transaction, subject to adjustment for changes in the net assets at the time of closing. No other terms of the acquisition were disclosed. The agreement is subject to approval by the shareholders of LecTec and other customary closing conditions. LecTec currently anticipates that the closing will occur in January 2001 immediately following its Annual Meeting of Shareholders.

"The sale of our conductive assets represents a significant step in our re-invention process, as we aggressively execute our over-the-counter topical drug delivery strategy," stated Rodney A. Young, Chairman, CEO and President of LecTec Corporation. "This transaction will help fuel our rapidly growing TheraPatch and topical patch contract manufacturing businesses. We have been successful with our OTC topical patch business, in spite of our limited resources and multiple business focus. Upon completing this transaction, we will have additional capacity and a strengthened ability to develop and launch even more topical patch products," concluded Young.

LecTec's investment banker in the transaction was Goldsmith Agio Helms. Goldsmith Agio Helms is the nation's leading privately held, middle market investment banking firm. The firm's focus is representing sellers of public and private companies in mergers, acquisitions, divestitures and recapitalizations. Goldsmith Agio Helms has offices in Minneapolis, New York, Chicago, San Francisco and Naples, Florida.

LecTec is a health care and consumer products company that develops, manufactures and markets products based on its advanced skin interface technologies. Primary products include a full line over-the-counter therapeutic patches for muscle aches, insect bites, minor skin rashes, cough due to colds and minor sore throats, as well as diagnostic electrodes and conductive hydrogels for electrocardiography and related applications, and a full line of medical tapes.

This press release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the company and its management.

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These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the Company's actual results to differ materially from the results discussed in these statements.

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